EXHIBIT 99.2

STEVENS & LEE, P.C.
Joseph Wolfson
Attorney Id. No. 44431
1818 Market Street, 29th Floor
Philadelphia, PA 19103
Ph:  (215) 751-1249/1944
Fax:  (610) 988-0808
Email:  jwo@stevenslee.com

Elizabeth A. Ware,
Attorney Id. No. 312046
111 N. Sixth Street
P.O. Box 679
Reading, PA 19603
Ph: (610) 478-2210
Fax: (610) 371-7912
Email:  eaw@stevenslee.com
Attorneys for Plaintiffs Strata Skin Sciences, Inc. and Uri Geiger

STRATA SKIN SCIENCES, INC. and URI GEIGER, Plaintiffs, v. RA MEDICAL SYSTEMS, INC., Defendant.	: : : : : : : : : : : :	IN THE COURT OF COMMON PLEAS MONTGOMERY COUNTY, PENNSYLVANIA CIVIL ACTION NO. 18-21421

PLAINTIFFS STRATA SKIN SCIENCES, INC. AND URI GEIGER’S
BRIEF IN SUPPORT OF THEIR MOTION FOR CONTEMPT

After this Court rejected the argument raised by Defendant Ra Medical Systems, Inc. (“Ra”) that the United States District Court for the Southern District Court of California has exclusive jurisdiction over this matter and Ra should not be required to litigate its claims against Plaintiffs in this forum, Ra ignored this Court’s decision and filed a new action against Plaintiffs in California.  Ra’s blatant disregard of this Court’s orders, however, did not stop there.  Rather, in Ra’s eager attempt to avoid this Court’s ruling and engage in blatant forum shopping, Ra violated the stipulated confidentiality order (the “Confidentiality Order”) entered by the Court in this action.

The Confidentiality Order was entered by the Court on December 4, 2018 following negotiations by the parties and agreement regarding the terms thereof in order to ensure that confidential information and documents produced in this action would not be misused.  Indeed, Plaintiffs insisted that the parties agree to those protections due to concerns Plaintiffs had regarding the misuse of information by Ra.  Ra’s recent actions demonstrate that those concerns were well-founded.  Specifically, as part of its recent improper filing in California, Ra violated the Confidentiality Order in two distinct manners:  First, Ra took information marked Confidential by Plaintiffs and provided such to counsel not authorized to receive the documents because they are not counsel in this action; and second, Ra publicly filed the confidential documents by attaching them to its publicly-filed complaint.1  Ra’s violations of the Confidentiality Order are outrageous, without justification, and merit the sanctions sought in this motion.

I.          MATTER BEFORE THE COURT

Presently before the Court is the Petition for Contempt filed by Plaintiffs Strata Skin Sciences, Inc. (“Strata”) and Dr. Uri Geiger (collectively, “Plaintiffs”) following Defendant Ra’s use of Strata’s confidential documents in a publicly-available complaint in direct violation of this Court’s Confidentiality Order.  Plaintiffs request the Court find Ra in contempt of the Court’s Confidentiality Order and require Ra to compensate Plaintiffs for the violation, including the payment of Plaintiffs’ costs and attorneys’ fees related to bringing the Motion for Contempt, and preclude Ra from utilizing confidential information produced in this litigation for any purpose other than this matter.

1 The Court may take judicial notice of the filing of Ra’s complaint in the United States District Court for the Southern District of California, docketed at 3:19-cv-00920-AJB-MSB.  Plaintiffs refrain from attaching that complaint to this petition due to concerns of further disseminating its confidential information that should not have been publicly disclosed by Ra.

II.          QUESTION PRESENTED

WHETHER DEFENDANT RA WILLFULLY VIOLATED THIS COURT’S CONFIDENTIALITY ORDER AND SHOULD BE HELD IN CONTEMPT OF COURT AND ORDERED TO COMPENSATE PLAINTIFFS FOR THE COST OF BRINGING THE PRESENT MOTION?

Suggested answer:  Yes.

III.          STATEMENT OF THE RELEVANT FACTS

The background of this matter is well-known to the Court.  Plaintiffs initiated this action on August 30, 2018 following the receipt of a letter from Ra dated August 22, 2018 (the “Demand Letter”) threatening to initiate litigation for specific claims on a date certain unless Plaintiffs “retracted” certain statements in a May 22, 2018 email sent by Dr. Geiger (the “Geiger Email”) and “ceased and desisted” from repeating the statements.  Ra claimed the Geiger Email violated a settlement agreement between Ra and a third-party, PhotoMedex.  Strata and Dr. Geiger were not parties to the settlement agreement, but Ra asserted in the letter that Strata is a successor of PhotoMedex – a company still in business – and is bound by all of its terms, including a venue provision requiring claims to be brought in the California federal court where the settlement was reached.

In response to that direct and unequivocal threat of litigation by Ra, Plaintiffs filed this declaratory judgment complaint pursuant to Pennsylvania’s Declaratory Judgments Act, 42 Pa.C.S.A. §§ 7531 et seq., seeking a declaration that Plaintiffs took no acts that could cause liability to accrue in favor of Ra as asserted in the Ra Demand Letter, and that Plaintiffs are not subject to a venue provision in the unrelated settlement agreement providing that disputes arising under that agreement would be brought in federal court in California.

On September 19, 2018, Ra filed Preliminary Objections arguing, among other things, this Court lacked jurisdiction because the claims at issue in the declaratory judgment complaint,

including the claims Ra asserted relating to the Demand Letter, must be brought in the California federal court pursuant to the venue provision in the PhotoMedex settlement agreement.  The parties conducted discovery on the issue of the Court’s jurisdiction.  Importantly, as part of the discovery process on November 29, 2018, the parties entered into a stipulation relating to the confidentiality of documents and information produced in discovery.  The Court approved the stipulation and the Confidentiality Order was entered on December 4, 2018.

The Confidentiality Order was particularly important to Plaintiffs as the discovery sought by Ra would require Plaintiffs to produce confidential and highly sensitive business information and Plaintiffs were concerned with the possible misuse of this information by Ra.  As a result, the stipulation negotiated by the parties, and entered by the Court as the Confidentiality Order, provided two important protections:  First, information designated as “Confidential” would be maintained as confidential by the receiving party and would not be disclosed to any person outside of the parties to this action, their counsel in this action, and associated entities to this action; and second, information designated as “Confidential” would not be used for any purposes other than this action.

Among the confidential documents and information produced by Plaintiffs was the full and complete Asset Purchase Agreement, including all related disclosures, (the “APA”) between Strata and PhotoMedex, Inc. (“PhotoMedex”).  Plaintiffs produced the APA and marked each and every page as “Confidential” pursuant to the Confidentiality Order, assigning Bates Numbers Strata 000001 – Strata 000111 to the document.

Thereafter, the parties completed briefing and the Court conducted oral argument on Ra’s preliminary objections that the exclusive jurisdiction for this matter and any potential claims arising from the Demand Letter was the United States District Court for the Southern District of California.  At the oral argument, counsel for Ra repeatedly argued that it should not be forced against its will to bring claims in this jurisdiction against Plaintiffs arising out of the Geiger Email and related events as set forth in Plaintiffs’ declaratory judgment complaint.  Indeed, Ra’s counsel specifically argued that “I don’t think we should be drug out here – I am from Montgomery County, but my client shouldn’t be here when it knew and bargained back in 2011, that anything coming out of this including the patents that are at issue and the email, the cease and desist letter, it bargained for that jurisdiction.”  (Transcript of 4/16/19 Hearing, page 21, lines 11-16) (hereinafter “Trans”) (emphasis supplied).2

Moreover, in-house counsel for Ra, who was admitted pro hac vice at the argument, specifically identified the claims encompassed by the declaratory judgment complaint which Ra did not want to be “dragged” to litigate in this jurisdiction and identified the damages it would seek pursuant to those claims by stating to the Court “If we were able to sell our stock at the same price we were selling it at in June, that’s $8 per share times four and half million shares, that’s about $35 million.”3  (Trans., p. 28, lines 11- 19).  Following argument, on April 29, 2019, this Court overruled all of Ra’s preliminary objections, including Ra’s claim that the California federal court has exclusive jurisdiction over this matter and that it should be not be required to litigate its claims against Plaintiffs in this Court as referenced in Plaintiffs’ declaratory judgment complaint.

Ra, however, was not deterred by this Court’s decision or its arguments and admissions at oral argument.  In a clear attempt to forum shop and obtain a different ruling from a different court on the issue of whether Plaintiffs are bound by the terms of the settlement agreement, Ra filed a complaint in the United States District Court for the Southern District of California.  The new

2 A true and correct copy of the transcript of the April 16, 2019 hearing is attached hereto as Exhibit “A.”

3 Notably, Ra’s in-house counsel was referring to events in June through September 2018, weeks after the Geiger Email and well before the IPO was cleared by the SEC and priced to go public in September, 2018, yet all during the pendency of this matter and before this Court ruled on Ra’s preliminary objections.  Thus, there can be no dispute that the claims now being asserted in California are the exact claims encompassed by the declaratory judgment complaint which Ra was seeking to avoid litigating here, thereby further demonstrating Ra’s utter disregard for orders of this Court.

complaint contains causes of action for the exact same claims relating to the Geiger Email that were the subject of Plaintiffs’ declaratory judgment complaint and Ra argued at oral argument it would be required to litigate in this forum if the Court overruled its preliminary objections.

Significantly for this motion, Ra attached the APA, including the related Disclosure Letter, produced by Plaintiffs in this action, with Plaintiffs’ bates numbers and “Confidential” designation, to its publicly filed complaint thus publicly revealing confidential information including, among other things, customer names, vendor names, employee agreements, and material terms and conditions that were otherwise not publicly available.  There can be no justification for Ra’s actions.  While Plaintiffs will seek dismissal and appropriate relief in California for the disregard of this Court’s order overruling Ra’s preliminary objections, this Court should not countenance the blatant violation of the Confidentiality Order and find Ra in contempt of court.

IV.          ARGUMENT

Courts have the inherent power to “enforce their orders and decrees by imposing sanctions for failure to comply with said orders.”  Wood v. Geisenhemer-Shaulis, 2003 PA Super 224, 827 A.2d 1204, 1207 (Pa. Super. Ct. 2003).  To establish civil contempt, a party must demonstrate “(1) that the contemnor had notice of the specific order or decree which he is alleged to have disobeyed; (2) that the act constituting the contemnor’s violation was volitional; and (3) that the contemnor acted with wrongful intent.”  Lachat v. Hinchcliffe, 769 A.2d 481, 489 (Pa. Super. Ct. 2001).  Ra’s actions satisfy all of the elements of civil contempt.

Ra was well aware of this Court’s Confidentiality Order.  Indeed, prior to the entry of the Order, Ra’s counsel entered into a stipulation agreeing to the terms of the Order and requesting the Court’s approval of the stipulation.  During discovery on the issue of this Court’s jurisdiction, Strata produced a copy of the full and complete APA.  Each page of the APA was marked

“Confidential” pursuant to the Confidentiality Order.  The APA includes extensive details about the financial transaction between Strata and Photomedex.

Under the express terms of the Confidentiality Order, documents marked “Confidential” may only be shared with the Court, counsel to the parties in this action, court reporters of court proceedings in this action where the material is disclosed, experts, the parties, and any other person the parties agree to in writing.  See December 4, 2018 Confidentiality Order at 2.  Crucially, the Confidentiality Order specifically provides that “Confidential material shall not be disclosed to persons other than to [these persons].”  Id. (emphasis supplied).

After this Court rejected Ra’s argument that Strata’s declaratory judgment action was required to be filed in federal court in California and that it should not be “forced” to litigate its tortious interference claims in this Court, Ra used Strata’s confidential documents to bring claims against Strata in federal court in California.  Ra’s improper use of Strata’s confidential information was intentional and a transparent, yet futile, attempt to avoid this Court’s decision that Ra is required to litigate the claims in Stata’s declaratory judgment complaint in this forum.

The Court should require Ra to pay Plaintiffs’ costs, including attorneys’ fees, relating to enforcing the Confidentiality Order, a fine for the benefit of Plaintiffs, and such further relief including, but not limited to, an order precluding Ra from utilizing any confidential information produced in this litigation in any other forum.  See Mrozek v. James, 2001 PA Super 199, 780 A.2d 670, 674 (Pa. Super. Ct. 2001) (“Sanctions for civil contempt can be imposed for one or both of two purposes: to compel or coerce obedience to a court order and/or to compensate the contemnor’s adversary for injuries resulting from the contemnor’s noncompliance with a court order.”).

V.           CONCLUSION

Because Defendant Ra willfully violated this Court’s Confidentiality Order by blatantly disregarding the Court’s decision that this action was properly filed here and publicly filing the APA as an exhibit to its improper California complaint, Plaintiffs request the Court find Ra in contempt of the Court’s Confidentiality Order and require Ra to compensate Plaintiffs for the violation, including the payment of Plaintiffs’ costs and attorneys’ fees related to bringing the Motion for Contempt, and preclude Ra from utilizing any confidential information produced by Plaintiffs in this action in any other forum.

STEVENS & LEE, P.C.

Dated: May 23, 2019
By:   s/Elizabeth A. Ware
Joseph Wolfson, Attorney Id. No. 44431
1818 Market Street, 29th Floor
Philadelphia, PA 19103
Ph:  (215) 751-1249/1944
Fax:  (610) 988-0808
Email:  jwo@stevenslee.com, ncsc@stevenslee.com

Elizabeth A. Ware, Attorney Id. No. 312046
111 N. Sixth Street
P.O. Box 679
Reading, PA 19603
Ph: (610) 478-2210
Fax: (610) 371-7912

Attorneys for Plaintiffs Strata Skin Sciences, Inc. and Dr. Uri Geiger

CERTIFICATE OF SERVICE

I, Elizabeth A. Ware, certify that on this date, I served a true and correct copy of the foregoing Plaintiffs’ Brief in Support of their Motion for Contempt upon the following counsel of record for Defendant by United States First Class Mail, postage prepaid, addressed as follows:

Mark S. Cappaccio, Esquire
William T. Dudeck, Esquire
Eastburn and Gray, P.C.
470 Norristown Road, Suite 302
Blue Bell, PA 19422
mcappuccio@eastburngray.com
wdudeck@eastburngray.com

Dated:  May 23, 2019                                               s/Elizabeth A Ware